Exhibit 99.1

          ISSI Announces Fourth Quarter and Fiscal Year 2004 Results

    SANTA CLARA, Calif., Oct. 28 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its preliminary financial results for the fourth fiscal quarter and year ended September 30, 2004.
    Revenue in the fourth quarter was $31.1 million, compared with $30.0 million in the prior year period. The Company reported a net loss for the fourth quarter of ($15.6) million or ($0.43) per diluted share, compared with a net loss of ($2.5) million or ($0.09) per diluted share, in the prior year period. The September quarter loss of ($15.6) million includes a charge for inventory write downs of $12.1 million.
   For the fiscal year ended September 30, 2004, revenue totaled $181.0 million compared to $97.7 million for fiscal year 2003, or 85% growth. The net profit for the year ended September 30, 2004 totaled $3.5 million or $0.10 per diluted share compared to a net loss of ($28.1) million or ($1.01) per diluted share in fiscal year 2003.
    The Company ended the 2004 fiscal year with cash and cash equivalents of $139.0 million and no long or short-term debt obligations.
    "Following a period of shortages and product allocation in the first half of the year, we experienced the results of too much inventory build up in the channels and a high inventory level at certain customers. The result was that, for the September 2004 quarter, our DRAM family saw average selling prices drop by about 36% from the June quarter, and overall unit shipments also declined," said Jimmy Lee, ISSI's chief executive officer. "This resulted in disappointing operating results for the September 2004 quarter. Our balance sheet remains strong and we will work diligently to expand our revenue and to leverage off our subsidiaries in Asia to reduce operating costs."
    The statement of operations for the year ended September 30, 2004 currently includes an estimated tax provision of $488K. The company is still analyzing the utilization of its tax loss carry forwards in light of certain possible carry forward restrictions in Section 382 of the federal tax code.
If this analysis results in a conclusion that the company's tax loss carry forwards are restricted, then the tax provision for the quarter and year ended September 30, 2004 could be increased by a material amount when the company reports its audited results for the year.

    Conference Call
    ISSI will host a conference call today, October 28, 2004, beginning at 1:30 p.m. Pacific time. To access the call, dial 719-457-2692. The call will be simulcast over the Internet at www.issi.com. The webcast will be available for replay until November 28, 2004.

    About the Company
    ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

    Safe Harbor Statement
    Certain statements in this news release may be considered forward-looking statements, including statements related to working diligently to expand revenue, leveraging to reduce operating costs, and such statements are subject to risks and uncertainties. Actual results may differ materially from current expectations due to many factors, including completion of the Section 382 tax analysis and the fiscal 2004 year-end audit, a reduction in average selling prices for the Company's products and a resultant decrease in the Company's gross profit margin, changes in demand for the Company's products or the products in which the Company's products are used, changes in market conditions, inability to expand revenue, inability to effectively reduce expenses, inability to add new products or diversify product lines, order cancellations, and order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or the Company, the Company's ability to secure manufacturing capacity from its foundries, or other factors. Further information that could affect the Company's results is detailed in ISSI's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the fiscal year ended September 30, 2003 and its most recent Quarterly Report on Form 10Q for the quarter ended June 30, 2004.


                      Integrated Silicon Solution, Inc.
               Condensed Consolidated Statements of Operations
                                 (Unaudited)
                    (In thousands, except per share data)

                                       Three Months Ended      Year Ended
                                          September 30,      September 30,
                                          2004     2003      2004      2003


    Net sales                            $31,124  $30,025  $181,012   $97,660
    Cost of sales                         39,103   24,543   154,315    86,046
    Gross profit (loss)                   (7,979)   5,482    26,697    11,614

    Operating Expenses:
      Research and development             5,302    4,871    20,838    23,394
      Selling, general and administrative  3,971    3,233    16,403    13,328
        Total operating expenses           9,273    8,104    37,241    36,722

    Operating loss                       (17,252)  (2,622)  (10,544)  (25,108)
    Other income (expense), net              108      157     1,238      (807)
    Gain on sale of investments            2,134      134    10,874       552
    Income (loss) before income taxes,
     minority interest and equity in
     net (income) loss of affiliated
     companies                           (15,010)  (2,331)    1,568   (25,363)
    Provision (benefit) for income taxes      (9)       3       488         3

    Income (loss) before minority interest
      and equity in net income (loss)
      of affiliated companies            (15,001)  (2,334)    1,080   (25,366)

    Minority interest in net loss of
      consolidated subsidiary                 --       --        --        17
    Equity in net income (loss) of
      affiliated companies                  (560)    (144)    2,405    (2,728)

    Net income (loss)                   $(15,561) $(2,478)   $3,485  $(28,077)

    Basic net income (loss) per share     $(0.43)  $(0.09)    $0.10    $(1.01)
    Shares used in basic per share
     calculation                          36,061   28,062    33,444    27,777

    Diluted net income (loss) per share   $(0.43)  $(0.09)    $0.10    $(1.01)
    Shares used in diluted per share
     calculation                          36,061   28,062    36,121    27,777


                      Integrated Silicon Solution, Inc.
                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                                 September 30,   September 30,
                                                    2004               2003
                                                                        (1)
                                ASSETS
    Current assets:
      Cash and cash equivalents                    $17,015            $19,992
      Restricted cash                                1,500                 --
      Short-term investments                       120,450             38,450
      Accounts receivable                           26,733             12,152
      Inventories                                   44,718             16,638
      Other current assets                           1,541              1,712

    Total current assets                           211,957             88,944
    Property, equipment, and leasehold
     improvements, net                               5,622              6,295
    Other assets                                    83,285             62,860
    Total assets                                  $300,864           $158,099

            LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                             $30,493            $17,230
      Accrued compensation and benefits              2,431              3,406
      Accrued expenses                               4,903              5,436

    Total current liabilities                       37,827             26,072

    Minority interest                                   --                 78

    Stockholders' equity:
      Common stock                                       4                  3
      Additional paid-in capital                   336,524            233,957
      Accumulated deficit                          (93,843)           (97,328)
      Unearned compensation                           (218)              (268)
      Accumulated comprehensive income (loss)       20,570             (4,415)

    Total stockholders' equity                     263,037            131,949
    Total liabilities and stockholders' equity    $300,864           $158,099

     (1)  Derived from audited financial statements.

SOURCE  Integrated Silicon Solution, Inc.
    -0-                             10/28/2004
    /CONTACT: Suzanne Weaver, Investor Relations, +1-408-969-6600, or ir@issi.com, or Gary Fischer, President & COO, +1-408-969-4612, or ir@issi.com, both of ISSI/
    /Web site:  http://www.issi.com /
    (ISSI)

CO:  Integrated Silicon Solution, Inc.; ISSI
ST:  California
IN:  CPR SEM HRD ECP
SU:  ERN CCA